Exhibit 23.2

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We have issued our report, dated March 12, 2004, except for Note 14 as to which the date is March 23, 2004, accompanying the consolidated financial statements of Ortec International, Inc. (a development stage enterprise) included in the Annual Report on Form 10-KSB for the year ended December 31, 2004, which is incorporated by reference in this Registration Statement and Prospectus. We consent to the incorporation by reference of the aforementioned report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption “Experts”.

GRANT THORNTON LLP
New York, New York May 10, 2005